EXHIBIT 5.1

September 17, 2002

Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about September 17, 2002, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,250,292 shares of your Common Stock (the “Shares”) to be issued pursuant to the 1998 Stock Plan, as amended, the 1999 Employee Stock Purchase Plan, as amended, and the 1999 Director Option Plan, as amended (the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/    WILSON SONSINI GOODRICH & ROSATI